                                                           Exhibit No. EX-99.h.3

                          Delaware Management Company
                               2005 Market Street
                             Philadelphia, PA 19103

December __, 2006

Delaware Group Tax-Free Fund
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally  bound  hereby,  Delaware  Management  Company,  a series of Delaware
Management  Business Trust (the "Manager"),  agrees that in order to improve the performance of Delaware Tax-Free USA Intermediate Fund and Delaware Tax-Free USA
Fund  (collectively,  the "Funds"),  which are series of Delaware Group Tax-Free
Fund, the Manager shall waive all or a portion of its  investment  advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses,  taxes,  interest, inverse  floater  program  expenses,  brokerage  fees,  short-sale  dividend and interest  expenses,  certain insurance costs and non-routine  expenses or costs, including  but not limited to, those  relating to  reorganizations,  litigation, conducting  shareholder  meetings and liquidations  [collectively,  "non-routine expenses"])  in an  aggregate  amount  equal to the  amount by which the  Funds'
respective total operating expenses  (excluding any 12b-1 plan expenses,  taxes, interest,  brokerage fees,  short-sale  dividend and interest expenses,  certain insurance costs and non-routine expenses) exceed the amounts indicated below for the  periods  described  below.  For  purposes  of this  Agreement,  non-routine expenses may also include  such  additional  costs and expenses as may be agreed upon from time to time by the Funds' Board and the Manager.

Fund                                     Expense Limitation    Effective Dates
----                                     ------------------    ---------------
Delaware Tax-Free USA Intermediate Fund         0.60%          12/31/06-12/31/07
Delaware Tax-Free USA Fund                      0.62%          12/31/06-12/31/07

     The Manager  acknowledges  that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect  on, or make a claim for,  reimbursed  Fund  expenses at any time in the future.

                                        Delaware Management Company, a series of
                                        Delaware Management Business Trust

                                        By: _________________________
                                            Name:
                                            Title:
                                            Date:

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Tax-Free Fund

By: _________________________
    Name:
    Title:
    Date: